ACSB  Acquavella, Chiarelli, Shuster, Berkower & Co., LLP
C e r t i f i e d P u b l i c A c c o u n t a n t s a n d A d v i s o r s
517 Route One	One Penn Plaza
Iselin, New Jersey 08830	36th Floor
732. 855.9600	New York, NY 10119
Fax:732.855.9559	212.867.1319
www.acsbco.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 5 to Form S-1 Registration Statement (Registration No. 333-171928)  of our audit report dated May 3, 2010, Except for Note 2 which date was March 31, 2011 relating to the consolidated financial statements of AIVtech Holding (H.K.) Limited, the wholly owned subsidiary of AIVtech International Group Co., as of and for the year ended December 31, 2009, and to the reference of our Firm under the heading “Experts” in such Registration Statement.

/S/ Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

New York, New York
December 29, 2011

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